Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Diagnostics Group, Inc.
Parsippany, New Jersey
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-207263) and Form S-8 (No. 333-61231, 333-60512, 333-177969, and 333-201070) of Interpace Diagnostics Group, Inc. of our report dated March 29, 2016, relating to the consolidated financial statements and financial statement schedule, which is included in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey
March 29, 2016